Synergetics Reports Fourth Quarter and Fiscal Year 2014 Results

O'FALLON, MO -- (Marketwired - October 14, 2014) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the fourth quarter and fiscal year ended July 31, 2014.

Fourth Quarter Summary:

  Total sales were $18.0 million, an increase of 0.8% year-over-year.
  OEM sales increased 2.0% and Ophthalmic sales increased 0.8% year-over-year.
  Domestic sales increased 0.4% and International sales increased 2.3% year-over-year.
  Disposable product sales increased 7.5% and capital equipment sales decreased 30.1%.
  GAAP EPS was $0.06 compared to $0.06 in the fourth quarter last year.
  Cash flow from operations increased 69% to $4.2 million, compared to $2.5 million last year.
  EBITDA increased 4.2% to $2.8 million, compared to $2.7 million last year.

Fiscal Year Summary:

  Total sales were $64.8 million, up 3.1% year-over-year.
  OEM sales increased 8.3% and Ophthalmic sales decreased 0.6% year-over-year.
  Domestic sales increased 4.1% and International sales increased 0.3% year-over-year.
  GAAP EPS was $0.12 versus $0.10 for the comparable period last year.
  Non-GAAP EPS was $0.14 versus $0.16 in fiscal year 2013.
  EBITDA increased 20% to $6.6 million, compared to $5.5 million in fiscal year 2013.

"Fourth quarter sales and cash flows reflect improving operating and financial performance across our businesses in both the U.S. and international markets," said David M. Hable, the Company's President and Chief Executive Officer. "Fiscal 2014 was marked by many positive milestones, including the performance of nearly 7,000 vitrectomy procedures with our innovative VersaVIT™ system, the launch of our second generation VersaVIT™ machine in June and significant progress toward our goal of launching new disposable products in both our ophthalmic and OEM businesses to drive sales and continue shifting our product mix toward categories with long-term, sustainable, demand trends."

Fourth Quarter Results

Fourth quarter of fiscal 2014 sales totaled $18.0 million, an increase of 0.8%, compared to sales of $17.9 million in the fourth quarter of fiscal 2013. Fourth quarter sales performance was driven primarily by a 2.0% increase in OEM sales and a 0.8% increase in Ophthalmic sales.

  Total Domestic sales increased 0.4% to $13.4 million in the fourth quarter of fiscal 2014, driven by higher OEM sales, offset by lower other revenues, and, to a lesser extent, a modest decline in domestic ophthalmic sales compared to last year. International sales of $4.6 million this quarter increased 2.3% year-over-year primarily due to strong sales growth in emerging markets and a full fiscal quarter contribution from our acquisition of M.I.S.S. Ophthalmics compared to a partial quarter contribution in the prior year period.

  Total Ophthalmic sales increased 0.8% to $9.5 million, compared to $9.4 million in the fourth quarter of fiscal 2013. Domestic Ophthalmic sales decreased 0.5% primarily due low single-digit declines in our base ophthalmic business offset, partially, by sales of VersaVit™ and accessories. International Ophthalmic sales increased 2.3% year-over-year primarily due to strong sales in emerging markets and contributions from our acquisition of M.I.S.S. Ophthalmics.

  Total OEM sales increased 2.0% to $8.3 million, compared to $8.2 million in the fourth quarter of fiscal 2013. OEM sales include sales to our marketing partners. The increase in OEM sales benefited primarily from strong sales of Codman forceps and growth in sales of Stryker tips and tubing compared to last year.

  Capital equipment sales totaled $2.2 million in the fourth quarter of fiscal 2014 compared to $3.1 million in the fourth quarter of fiscal 2013, a decrease of 30.1% year-over-year, driven by the aforementioned decline in generator sales to our two major OEM customers. Disposable product sales totaled $15.5 million, an increase of 7.5% compared to sales of $14.4 million in the fourth quarter of fiscal 2013.

Gross profit for the fourth quarter of fiscal 2014 totaled $10.0 million, or 55.5% of sales, compared to $9.7 million, or 54.2% of sales, in the fourth quarter of fiscal 2013. Year-over-year gross margin performance was driven by product mix shift to ophthalmic disposables offset by lower sales of generators to our OEM partners in the period.

Total operating expenses increased 5.0% year-over-year to $7.8 million, or 43.5% of sales, in the fourth quarter of fiscal 2014 from $7.5 million, or 41.8% of sales, in the comparable 2013 period. Research and development expenses increased 16.6% to $1.1 million, or 6.4% of sales, compared to 5.5% last year. Sales and marketing expenses increased 7.7% to $3.7 million, or 20.6% of sales, compared to 19.3% of sales last year. General and administrative expenses declined 6.6% to $2.7 million, or 15.1% of sales, compared to 16.3% of sales last year. The increase in total operating expenses compared to the prior year was driven by an increase in selling and marketing expenses largely due to investments in VersaVit™ commercialization and expenses related to the Company's exit of its King of Prussia facility, offset partially by a decrease in general and administrative expense. Fourth quarter of fiscal 2014 operating expenses were impacted by the medical device excise tax of $163,000, or 0.9% of sales, compared to $129,000, or 0.7% of sales, last year.

Reported operating income for the fourth quarter of fiscal 2014 declined 2.5% to $2.2 million, compared to $2.2 million last year. Reported net income declined 2.0% year-over-year to $1.4 million, or $0.06 per diluted share, from $1.4 million, or $0.06 per diluted share, for the same period of fiscal 2013.

Refer to the tables at the end of this release for a reconciliation of GAAP net income to EBITDA, GAAP operating income to adjusted operating income and GAAP diluted earnings per share to adjusted non-GAAP earnings per share and the "Use of Non-GAAP Financial Information" section below.

Fiscal Year Results and Balance Sheet

Total sales for fiscal year 2014 increased 3.1% to $64.8 million, compared to $62.8 million in the same period last year. Net income for fiscal year 2014 increased 19.7% to $3.1 million, or $0.12 per diluted share, compared to $2.6 million, or $0.10 per diluted share, in fiscal year 2013. Reported net income per diluted share in fiscal year 2013 includes approximately $0.06 resulting from an excess inventory write-down in the period.

As of July 31, 2014, the Company had approximately $15.4 million in cash on its balance sheet and no interest-bearing debt compared to $12.5 million in cash and no interest-bearing debt at the end of fiscal 2013.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, October 14, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to review the Company's results for the fiscal fourth quarter and fiscal year ended July 31, 2014. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 38212928. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast at http://www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

The Company measures its performance primarily through its operating profit. In addition to results reported in accordance with GAAP, the Company provides adjusted operating income and margin, EBITDA and adjusted diluted earnings per share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: inventory write-downs and exit costs. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. The Company believes that the presentation of adjusted operating income and margin, EBITDA and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

These non-GAAP measures are considered by the Company's Board of Directors and management as a basis for measuring and evaluating the Company's overall operating performance and ability to service debt. They are presented to enhance an understanding of the Company's operating results and are not intended to represent cash flow or results of operations.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
         Consolidated Statements of Income and Comprehensive Income
            Three and Twelve Months Ended July 31, 2014 and 2013
          (Dollars in thousands, except share and per share data)

                  Three Months   Three Months  Twelve Months  Twelve Months
                     Ended          Ended          Ended          Ended
                 July 31, 2014  July 31, 2013  July 31, 2014  July 31, 2013
Net sales        $      18,008  $      17,857  $      64,769  $      62,796
Cost of sales            8,013          8,181         28,540         30,425
                 -------------  -------------  -------------  -------------
Gross profit             9,995          9,676         36,229         32,371
                 -------------  -------------  -------------  -------------
Operating
 expenses
Research and
 development             1,146            983          5,158          3,643
Sales and
 marketing               3,704          3,438         14,360         13,805
Medical device
 excise tax                163            129            486            289
Exit costs                 104             --            682             --
General and
 administrative          2,722          2,914         10,962         10,913
                 -------------  -------------  -------------  -------------
                         7,839          7,464         31,648         28,650
                 -------------  -------------  -------------  -------------
Operating income         2,156          2,212          4,581          3,721
                 -------------  -------------  -------------  -------------
Other income
 (expenses)
Investment
 income                      2             13             10             31
Interest expense           (20)           (21)           (19)           (28)
Miscellaneous              (11)            --            (11)           (35)
                 -------------  -------------  -------------  -------------
                           (29)            (8)           (20)           (32)
                 -------------  -------------  -------------  -------------
Income from
 operations
 before
 provision for
 income taxes            2,127          2,204          4,561          3,689
Provision for
 income taxes              717            765          1,498          1,130
                 -------------  -------------  -------------  -------------
Net income       $       1,410  $       1,439  $       3,063  $       2,559
                 =============  =============  =============  =============
Earnings per
 share:
Basic
  Net income     $        0.06  $        0.06  $        0.12  $        0.10
                 =============  =============  =============  =============
Diluted
  Net income     $        0.06  $        0.06  $        0.12  $        0.10
                 =============  =============  =============  =============
Basic weighted
 average common
 shares
 outstanding        25,352,326     25,290,882     25,323,622     25,243,010
Diluted weighted
 average common
 shares
 outstanding        25,400,341     25,367,558     25,393,264     25,337,525
Net income       $       1,410  $       1,439  $       3,063  $       2,559
Foreign currency
 translation
 adjustment                (77)            31            104             47
                 -------------  -------------  -------------  -------------
Comprehensive
 income          $       1,333  $       1,470  $       3,167  $       2,606
                 =============  =============  =============  =============

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
       Unaudited Table of Income from Continuing Operations and EBITDA
            Three and Twelve Months Ended July 31, 2014 and 2013
                               (In thousands)

                                    Three Months Ended   Three Months Ended
EBITDA Reconciliation                  July 31, 2014        July 31, 2013
Income from Operations             $              1,410 $              1,439
Interest expense                                     20                   21
Income taxes                                        717                  765
Depreciation                                        309                  267
Amortization                                        323                  176
                                   -------------------- --------------------
EBITDA                             $              2,779 $              2,668
                                   ==================== ====================

EBITDA Reconciliation                  Twelve Months        Twelve Months
                                    Ended July 31, 2014  Ended July 31, 2013
Income from Operations             $              3,063 $              2,559
Interest expense                                     19                   28
Income taxes                                      1,498                1,130
Depreciation                                      1,173                1,123
Amortization                                        876                  680
                                   -------------------- --------------------
EBITDA                             $              6,629 $              5,520
                                   ==================== ====================

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Adjusted Operating Income, Operating Margin and Non-GAAP
                                     EPS
                 Twelve Months Ended July 31, 2014 and 2013
            (Dollars in thousands, except per share information)

                      Three Months Ended            Twelve Months Ended
                 ----------------------------  ----------------------------
                 July 31, 2014  July 31, 2013  July 31, 2014  July 31, 2013
                 -------------  -------------  -------------  -------------
Adjusted
 Operating
 Income
GAAP operating
 income          $       2,156  $       2,212  $       4,581  $       3,721
  Exit costs               104             --            682             --
                                                              -------------
  Inventory
   write-down               --             --             --          2,092
                 -------------  -------------  -------------  -------------
  Adjusted
   operating
   income                2,260          2,212  $       5,263  $       5,813
  Net sales             18,008         17,857  $      64,769  $      62,796
                                               -------------  -------------
  Adjusted
   operating
   margin                 12.5%          12.4%           8.1%           9.3%
                 =============  =============  =============  =============
EBITDA           $       2,779          2,668  $       6,629  $       5,520
                 =============  =============  =============  =============

Non-GAAP EPS
 Impact
  Inventory
   write-down    $          --  $          --  $          --  $       2,092
  Exit costs               104             --            682             --
                 -------------  -------------  -------------  -------------
  Effective tax
   rate                   33.7           34.7           32.8           30.6
                 -------------  -------------  -------------  -------------
  Tax effected
   write-down    $          69  $          --  $         458  $       1,452
  Diluted
   weighted
   average
   common shares    25,400,341     25,367,558     25,393,264     25,337,525
                 -------------  -------------  -------------  -------------
  Diluted
   earnings per
   share         $        0.00  $        0.00  $        0.02  $        0.06
                 =============  =============  =============  =============

                   Synergetics USA, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                        As of July 31, 2014 and 2013
                  (Dollars in thousands, except share data)

                                                  2014            2013
Assets
Current Assets
  Cash and cash equivalents                  $       15,443  $       12,470
  Accounts receivable, net of allowance for
   doubtful accounts of $722 and $495,
   respectively                                      14,641          14,425
  Inventories                                        15,134          14,825
  Income taxes refundable                                --             254
  Prepaid expenses                                    1,223             996
  Deferred income taxes                               2,042           1,827
                                             --------------  --------------
    Total current assets                             48,483          44,797
Property and Equipment, net                           8,785           8,962
Intangible and Other Assets
  Goodwill                                           12,738          12,155
  Other intangible assets, net                       11,911          11,715
  Deferred income taxes                               1,219           3,557
  Patents, net                                        1,472           1,411
  Cash value of life insurance                          107              96
                                             --------------  --------------
    Total assets                             $       84,715  $       82,693
                                             ==============  ==============
Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                           $        2,530  $        3,237
  Accrued expenses                                    2,845           3,486
  Income taxes payable                                  386              --
  Deferred revenue                                    1,288           1,288
                                             --------------  --------------
    Total current liabilities                         7,049           8,011
                                             --------------  --------------
Long-Term Liabilities
Deferred revenue                                     13,242          14,530
                                             --------------  --------------
    Total long-term liabilities                      13,242          14,530
                                             --------------  --------------
    Total liabilities                                20,291          22,541
                                             --------------  --------------
Commitments and Contingencies
Stockholders' Equity
  Common stock at July 31, 2014 and July 31,
   2013, $0.001 par value, 50,000,000 shares
   authorized; 25,364,608 and 25,292,960
   shares issued and outstanding,
   respectively                                          25              25
  Additional paid-in capital                         28,594          27,489
  Retained earnings                                  36,160          33,097
  Accumulated other comprehensive loss:
  Foreign currency translation adjustment              (355)           (459)
                                             --------------  --------------
    Total stockholders' equity                       64,424          60,152
                                             --------------  --------------
    Total liabilities and stockholders'
     equity                                  $       84,715  $       82,693
                                             ==============  ==============

                    Synergetics USA Inc. and Subsidiaries
                    Consolidated Statements of Cash Flows
                 Twelve Months Ended July 31, 2014 and 2013
                           (Dollars in thousands)

                                              Twelve Months   Twelve Months
                                             Ended July 31,  Ended July 31,
                                                  2014            2013
Cash Flows from Operating Activities
  Net income                                 $        3,063  $        2,559
  Adjustments to reconcile net income to net
   cash (used in) provided by operating
   activities
    Depreciation                                      1,173           1,123
    Amortization                                        876             680
    Provision for doubtful accounts
     receivable                                         338             207
    Stock-based compensation                          1,008             931
    Deferred income taxes                             1,836             (49)
    (Gain) loss on sale of equipment                    (10)             35
Changes in assets and liabilities
  (Increases) decreases in:
    Accounts receivable                                (406)         (2,553)
    Inventories                                         179           1,191
    Prepaid expenses                                   (221)           (130)
    Income taxes refundable                             254            (254)
  Increase (decrease) in:
    Accounts payable                                   (849)            845
    Accrued expenses                                   (667)            603
    Deferred revenue                                 (1,288)         (1,288)
    Income taxes payable                                380            (235)
                                             --------------  --------------
      Net cash provided by operating
       activities                                     5,666           3,665
                                             --------------  --------------
Cash Flows from Investing Activities
    Proceeds on the sale of equipment                    18              55
    Purchase of property and equipment                 (922)           (550)
    Acquisition of patents and other
     intangibles                                       (258)           (412)
    Acquisitions, less cash acquired                 (1,387)         (2,848)
    Increase in cash value of life insurance            (11)             (3)
      Net cash used in investing activities          (2,560)         (3,758)
Cash Flows from Financing Activities
    Tax benefit associated with the exercise
     of non-qualified stock options                      38              72
    Proceeds from the issuance of common
     stock                                               59              65
                                             --------------  --------------
      Net cash provided by financing
       activities                                        97             137
                                             --------------  --------------
Foreign exchange rate effect on cash and
 cash equivalents                                      (230)           (254)
                                             --------------  --------------
Net increase (decrease) in cash and cash
 equivalents                                          2,973            (210)
Cash and cash equivalents
    Beginning                                        12,470          12,680
    Ending                                   $       15,443  $       12,470
                                             ==============  ==============

Supplemental Disclosures of Cash Flow
 Information
Cash paid for:
    Interest                                 $           19  $           28
    Income taxes (received) paid                     (1,009)          1,568
Supplemental Schedule of Non-cash Investing
 and Financing Activity
    Purchase of equipment included in
     accounts payable                                    17             120

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer